EXHIBIT 10.5

RESIGNATION AND RELEASE AGREEMENT

THIS RESIGNATION AND RELEASE AGREEMENT (this “Agreement”) is executed as of January 22, 2021 (the “Execution Date”), by and between Terra Tech Corp., a Nevada corporation (the “Company”), and Derek Peterson (the “Executive”). The Company and the Executive are sometimes referred to herein as the “Parties.”

W I T N E S E T H:

WHEREAS, the Company and the Executive previously entered into that certain Executive Employment Agreement, effective as of July 1, 2019 (the “Employment Agreement”);

WHEREAS, the Executive desires to resign as a director, and executive officer, and an employee of the Company on the terms and conditions contained herein and the Company agrees to such terms and conditions;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

ARTICLE 1
RESIGNATIONS AND RELATED ISSUES

1.1 Resignations. The Executive resigns as a director, an executive officer, and an employee of the Company. The effective date and time (the “Effective Time”) of these resignations is immediately upon the Company’s closing of a private placement in the gross amount of not less than Three Million Five Hundred Thousand Dollars ($3,500,000.00) of its debt securities.

1.2 No Disagreements with the Company. The Executive’s resignations set forth in this Agreement are not because of any disagreement of the Executive with the Company on any matter relating to the Company’s operations, policies, or practices.

1.3 Receipt of Company Disclosures. The Executive acknowledges that (a) he was provided with a copy of the disclosures that the Company will make in a Current Report on Form 8‑K, to be filed with the Securities and Exchange Commission on or after January 22, 2021, in respect of these resignations (the “8-K”), (b) he was provided with the opportunity to furnish a letter addressed to the Company, in which he could have stated whether he agreed or disagreed with the statements to be made by Company in the 8-K concerning his resignations, and (c) he did not disagree with any such statements that the Company will make in the 8‑K concerning his resignations.

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ARTICLE 2
PAYMENT OF ACCRUED BENEFITS AND WAIVER OF SEVERANCE BENEFITS

2.1 Accrued Benefits and Severance Benefits. Section 2.2 of the Employment Agreement provided the Executive with certain severance benefits to which the Executive would be entitled under the circumstances described therein. For clarity and not for limitation, the Company acknowledges that none of the provisions of Section 2.1 of the Employment Agreement is applicable as of the Execution Date and none will be applicable as of the Effective Time. For clarity and not for limitation, the Company also acknowledges that the provisions of Section 2.2 of the Employment Agreement shall remain applicable as of the Execution Time, but, as of the Execution Date, have not vested and, as of the Effective Time, may not be vested. Notwithstanding such acknowledgements, the Company and the Executive agree that, upon the Effective Time, (i) the Executive shall be entitled to any earned but unpaid Base Salary and Paid Time Off, as well as all Accrued Benefits (as each such term is defined in the Employment Agreement), but (ii) the Executive hereby waives any and all of his rights to any and all of the Severance Benefits (as that term is defined in Section 2.3 of the Employment Agreement). The Company shall pay to the Executive all of his earned but unpaid Base Salary and Paid Time Off and the Accrued Benefits within the time provided by law following the Effective Time.

ARTICLE 3
RESTRICTIVE COVENANTS AND INDEMNIFICATION AGREEMENT

3.1 Continuation of Provisions of Article 3 of the Employment Agreement. From and after the Effective Time, the Company and the Executive acknowledge and agree that the provisions of Article 3 of the Employment Agreement shall remain in full force and effect in accordance with the provisions thereof and shall terminate in n accordance with such provisions.

3.2 Indemnification. Notwithstanding the transactions contemplated by this Agreement, the provisions of Section 4.9 of the Employment Agreement remain in full force and effect. Further, as of the Execution Date, the Company and the Executive shall enter into a Director Indemnification Agreement substantially identical in form to the Director Indemnification Agreement entered into between the Company and Steven J. Ross, as of January 7, 2021.

3.3 Extension of Vested Options. As of the Effective Time, certain options (the “Options”) for the purchase of shares of the Company’s common stock previously granted by the Company in favor of the Executive will have vested, but, as of the Effective Time, will not have been exercised. In connection with the transactions contemplated by this Agreement, the Company has extended the time within which such options may be exercised to one hundred fifty (150) days from the Effective Time.

ARTICLE 4
MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive in respect of the subject matter hereof.

4.2 Prior Agreements. This Agreement supersedes and replaces any prior oral or written employment or severance agreements between the Company and the Executive.

4.3 Subsidiaries; Further Assurances. Notwithstanding anything to the contrary contained in this Agreement, by implication or otherwise, the term “Company” does not include any direct or indirect subsidiaries of Terra Tech Corp. Further, the Executive agrees to resign as a director, an executive officer, and an employee of each direct or indirect subsidiary of Terra Tech Corp., promptly upon the request of Terra Tech Corp. In connection therewith, each of the Company and the Executive agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably become required in connection with any and all third-party governmental, regulatory, or related agencies’ filings and approvals that may be required in connection with such resignations of the Executive.

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4.4 Severability. It is mutually agreed and understood by the Parties that should any of the restrictions and covenants contained in Article 3 of the Employment Agreement be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory, or otherwise, then the Employment Agreement shall be amended retroactive to the date of its execution to include the terms and conditions that such court deems to be reasonable and in conformity with the original intent of the Parties and the Parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the Parties to the extent that such restrictions and covenants are enforceable. In the event any relevant provision of the Employment Agreement or this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the relevant provisions of the Employment Agreement or of this Agreement, and the Employment Agreement, if relevant, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

4.5 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective Parties’ respective legal representations and successors.

4.6 Governing Law. This Agreement and the provisions hereof are to be construed according to and are governed by the laws of the State of California, without regard to principles of conflicts of laws thereof. The Parties agree that the federal and California state courts located in the County of Orange shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Agreement or otherwise relating to the Parties’ relationship. In any action, lawsuit, or proceeding brought to enforce or interpret the provisions of this Agreement and/or arising out of or relating to any dispute between the Company and the Executive, the prevailing party shall be entitled to recover all of its or his costs and expenses relating thereto (including, without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which either party may be entitled. The Company and the Executive agree that any process or notice to be served or delivered in connection with any action, lawsuit, or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law.

TO THE MAXIMUM EXTENT POSSIBLE, THE EXECUTIVE AND THE COMPANY EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

4.7 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns and shall be enforceable by the Executive against the Company’s successors and assigns.

4.8 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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4.9 Notices. Any and all notices, service of process, or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes: (a) upon receipt, if given in person; (b) on the day of receipt, if sent by overnight mail or courier; (c) on the day of transmittal, if sent via electronic mail (provided that the sender of such electronic mail does not receive a notice or message indicating that such e-mail was unsuccessful); or (d) five days after being deposited with the U.S. Postal Service as certified or registered mail, return receipt requested, and postage prepaid, and in any case addressed as follows:

If to the Executive:

Derek Peterson

Or such other address as may be given to the Company from time to time.

If to the Company:

Terra Tech Corp.

2040 Main Street, Suite 225

Irvine, California 92614

Attn: Frank Knuettel II

E-mail: fknuettel@terratechcorp.com

Or such other address as may be given to the Executive from time to time.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

4.10 Assumption of Risk. The Executive acknowledges and understands that (a) the price of the Company’s common stock has been highly volatile and may continue to be highly volatile and (b) the value of (i) the shares of the Company’s Series A Preferred Stock of which he is the record and beneficial owner, as well as the securities into which the Executive may convert such shares, and (ii) the shares of the Company’s common stock underlying the Options will fluctuate. Consistent with such acknowledgement and understanding, and without objection, the Executive has freely executed and delivered this Agreement and all other agreements with the Company that are dated on or about the Execution Date.

4.11 Conversion of Series A Preferred Stock. Immediately following the filing by the Company of a Certificate of Amendment to Certificate of Designation with respect to the Company’s Series A Preferred Stock substantially in the form attached as Exhibit A hereto, the Executive shall deliver to the Company an executed Notice of Conversion to convert all shares of the Company’s Series A Preferred Stock then held by Executive into shares of the Company’s common stock and common stock purchase warrants pursuant to the terms of such Certificate of Amendment to Certificate of Designation.

(Signatures on following page)

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IN WITNESS WHEREOF , the Company and the Executive have executed this Agreement as of the Executive Date.

TERRA TECH CORP.

By:
Frank Knuettel II,
Chief Executive Officer and President

DEREK PETERSON

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Exhibit A

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